Leap Reports Third Quarter Results

 - ARPU increases $3.51 over prior year period as customer mix continues shift to higher-end devices and service plans

 - Core wireless churn improves 60 basis points year over year, resulting in 23 percent improvement in core wireless net customer losses

 - Merger transaction with AT&T continues to progress as expected; stockholders recently approved proposed merger

Note: The Company is issuing its results via press release only and will not be hosting an earnings conference call. Supplemental materials are available at http://investor.leapwireless.com.

SAN DIEGO, Nov. 8, 2013 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP) today reported operational and financial results for the three and nine months ended September 30, 2013. Total revenues for the third quarter of 2013 decreased 10 percent to $694.0 million and service revenues decreased 10 percent to $646.3 million, each when compared to the prior year period. The Company reported $78.0 million of adjusted operating income before depreciation and amortization (OIBDA) for the third quarter of 2013, compared to $131.6 million for the prior year period. Excluding $16.4 million of merger-related expenses incurred during the quarter, adjusted OIBDA was $94.4 million. Third quarter 2013 operating loss was $83.4 million, compared to operating income of $81.4 million for the third quarter of 2012.

(Logo: http://photos.prnewswire.com/prnh/20101220/MM20546LOGO-a)

The Company reported approximately 316,000 core wireless gross customer additions for the third quarter of 2013 and approximately 140,000 core wireless net customer losses. Core wireless churn for the third quarter of 2013 was 3.5 percent. "Core wireless" refers to the Company's traditional, monthly voice and data service (Cricket Wireless) and excludes customers for Cricket Broadband and Cricket PAYGo™.

The Company reported a total of approximately 371,000 gross customer additions and a total of approximately 196,000 net customer losses for the third quarter of 2013. Total churn for the third quarter of 2013 was 4.0 percent.

"During the third quarter we continued our multi-faceted approach to enhancing customer satisfaction, which led to a 60 basis point improvement in core wireless churn and fewer net customer losses year-over-year," said S. Douglas Hutcheson, Leap's chief executive officer. "Gross customer additions decreased year-over-year primarily due to increased competitive activity and customer demand for an affordable purchase path to higher-priced devices. We continue to make progress reducing our device subsidy costs and that, coupled with our efforts to manage sales and marketing expenses, led to a relatively flat CPGA compared to the prior year period, despite gross customer additions having declined over 30 percent year-over-year.

"Our efforts to improve the customer experience are being realized, as customer survival was recently at its highest rate in over a year. We continue to seek new ways to meet our customers' needs and recently introduced a new handset financing program, which is designed to reduce the out-the-door price barrier for both new and upgrading customers. The new program is outperforming the previous plan we offered and drawing stronger customer interest, as evidenced by a seven-fold increase in the number of applications we have received. Our commitment to improve the customer experience is also being recognized by others. In a third-party customer care study published in August 2013, Cricket was ranked second highest in overall wireless customer care satisfaction among non-contract carriers.

"We are also pleased with the results of our recent special meeting of stockholders, at which Leap stockholders overwhelmingly voted to approve the proposed merger transaction with AT&T. This approval is an important milestone on our path to completing the transaction. We will continue to work closely with the Federal Communications Commission and Department of Justice on their review of the transaction."

Financial Results and Operating Metrics (1)
(Unaudited; in millions (2), except for customer data, operating metrics and per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Service revenues	$646.3	$722.0	(10.5)%	$2,009.4	$2,247.3	(10.6)%
Total revenues	$694.0	$774.0	(10.3)%	$2,215.4	$2,386.4	(7.2)%
Operating income (loss)	$(83.4)	$81.4	*	$(120.3)	$97.2	*
Adjusted OIBDA	$78.0	$131.6	(40.7)%	$347.9	$453.0	(23.2)%
Adjusted OIBDA as a percentage of service revenues	12%	18%	—	17%	20%	—
Net income (loss)	$(160.5)	$26.9	*	$(426.4)	$(113.5)	*
Net income (loss) attributable to common stockholders	$(185.4)	$25.0	*	$(459.8)	$(115.0)	*
Diluted income (loss) per share attributable to common stockholders	$(2.37)	$0.32	*	$(5.90)	$(1.49)	*
Gross customer additions(3)	370,971	563,459	(34.2)%	1,127,918	1,915,726	(41.1)%
Net customer losses	(196,045)	(268,984)	27.1%	(653,350)	(300,194)	(117.6)%
End of period customers	4,643,430	5,633,819	(17.6)%	4,643,430	5,633,819	(17.6)%
Weighted-average customers	4,734,846	5,727,212	(17.3)%	4,993,461	5,914,895	(15.6)%
Churn	4.0%	4.8%	—	4.0%	4.2%	—
End of period covered POPS	~96.2	~95.5	—	~96.2	~95.5	—
Average revenue per user (ARPU)	$45.45	$41.94	8.4%	$44.66	$42.06	6.2%
Cash cost per user (CCU)	$31.64	$24.11	31.2%	$28.51	$23.85	19.5%
Cost per gross addition (CPGA)	$319	$310	2.9%	$335	$269	24.5%
Free cash flow	$8.9	$(7.7)	*	$(24.9)	$(218.1)	88.6%
Free cash flow (excluding early debt prepayment premium)(4)	$8.9	$(7.7)	*	$17.7	$(218.1)	*
Net cash provided by operating activities(5)	$39.0	$124.6	(68.7)%	$71.7	$210.5	(65.9)%
Cash purchases of property and equipment(5)	$30.1	$132.4	(77.3)%	$96.7	$428.6	(77.4)%
Unrestricted cash, cash equivalents and short-term investments	$909.2	$623.0	45.9%	$909.2	$623.0	45.9%

Core Wireless Metrics
Core wireless gross customer additions	315,920	428,869	(26.3)%	948,418	1,425,459	(33.5)%
Core wireless net customer losses	(139,636)	(181,573)	23.1%	(403,270)	(160,739)	*
Core wireless end of period customers	4,242,096	4,847,741	(12.5)%	4,242,096	4,847,741	(12.5)%
Core wireless churn	3.5%	4.2%	—	3.4%	3.5%	—

*	Percentage change not meaningful.

(1)

For a reconciliation of non-GAAP financial measures, please refer to the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release.  Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2)	Minor calculation differences may exist in percentage changes due to rounding.

(3)	The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo line of service activated by a customer.

(4)	Free cash flow for the nine months ended September 30, 2013 excludes approximately $43 million of premium payments made in connection with early extinguishment of debt.

(5)

As restated for the three and nine months ended September 30, 2012. The Company has restated its unaudited condensed consolidated statement of cash flows for the nine months ended September 30, 2012 due to a classification error related to the presentation of certain capital expenditures and operating cash flows. This classification error resulted in a misstatement of net cash provided by operating activities and net cash provided by (used in) investing activities. The Company has reflected these corrections in the results reported herein. See Note 16 of the condensed consolidated financial statements included in the Company's Amendment No. 1 to Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2013 filed with the SEC on October 28, 2013 for additional information.

Discussion of Financial and Operational Results for the Quarter

Customer Activity

  End-of-period customers for the third quarter of 2013 were 4,643,430, an 18 percent decrease from end-of-period customers for the third quarter of 2012.
  The Company reported net customer losses of 196,045 for the third quarter of 2013, compared to net customer losses of 268,984 for the third quarter of 2012.
    Net customer losses for the third quarter of 2013 reflects fewer gross additions due primarily to intensified competition and increasing customer demand for high-end devices, as reflected in a 135 percent year-over-year increase in average out-the-door handset price.
    Net customer losses also reflects the discontinuation of sales of the Company's daily PAYGo product, a narrowing of the Company's focus in national retail to fewer, more productive retailers and locations, and continued de-emphasis of the Company's broadband service.
    Third quarter 2013 net customer losses reflects a year-over-year improvement in churn.
  The Company reported core wireless net customer losses of 139,636 for the third quarter of 2013, compared to core wireless net customer losses of 181,573 for the third quarter of 2012.
    Core wireless net customer losses for the third quarter of 2013 reflects fewer gross additions due primarily to intensified competition and increasing customer demand for high-end devices, reflected in a 135 percent year-over-year increase in average out-the-door handset price, offset by a year-over-year improvement in churn.
    When compared to the prior year period, core wireless net customer losses improved 23 percent due to the year-over year improvement in churn resulting from better customer experience.
  Total churn for the third quarter of 2013 was 4.0 percent, compared to 4.8 percent for the third quarter of 2012, and reflects approximately 570,000 fewer gross deactivations in the third quarter 2013, compared to the prior year period, partially offset by fewer reactivations.
    Core wireless churn for the third quarter of 2013 was 3.5 percent, compared to 4.2 percent for the comparable period of the prior year.
    Core wireless churn improved due to delivery of a better customer experience, including increased adoption of automatic bill payment, introduction of a new handset financing program, increased uptake of Muve Music and expansion of the Company's lifeline credit program.
  76 percent of the Company's new handset sales were for smartphones in the third quarter of 2013, compared to 57 percent in the prior year period.
  61 percent of the Company's voice customer base was on a smartphone service plan as of September 30, 2013, compared to 48 percent at the end of the prior year period.
  12 percent of the Company's voice customer base upgraded their handset during the third quarter of 2013, compared to 9 percent in the prior year period. The Company continues to expect that facilitating customer upgrades to higher-end devices will result in higher-value, longer-tenured customers.

Revenues and ARPU

  Total revenues for the third quarter of 2013 were $694.0 million, a 10 percent decrease over the comparable period of the prior year, primarily due to a lower weighted-average number of customers, partially offset by an improved mix of customers on higher-value service plans and increased sales of higher-priced devices.
  Service revenues for the third quarter of 2013 were $646.3 million, a 10 percent decrease over the comparable period of the prior year, primarily due to a lower weighted-average number of customers, partially offset by an improved mix of customers on higher-value service plans.
  ARPU for the third quarter of 2013 was $45.45, an increase of $3.51 over the comparable period of the prior year. The year-over-year increase in ARPU primarily reflected improved uptake of higher-value service plans, additional fees and a reduction in the number of customers for the Company's daily PAYGo product.

Adjusted OIBDA, Operating Expense & Financial Metrics

  Adjusted OIBDA for the third quarter of 2013 was $78.0 million, a decrease of 41 percent over the comparable period of the prior year.
    The year-over-year decrease in adjusted OIBDA was primarily driven by approximately $16.2 million of costs associated with the year-over-year increase in customer handset upgrades, approximately $16.4 million of costs associated with the proposed merger transaction with AT&T and lower revenues due to the lower weighted-average number of customers, partially offset by lower operating expenses.
    Excluding the approximately $16.4 million of merger-related costs, adjusted OIBDA for the third quarter was $94.4 million, a 28 percent decrease over the comparable period of the prior year.
  Third quarter 2013 operating loss was $83.4 million, compared to operating income of $81.4 million for the comparable period of the prior year.
    The third quarter 2012 operating income included a net gain of approximately $130 million associated with the consummation of spectrum transactions.  Excluding the effect of this net gain, third quarter 2012 would have had an operating loss of $48.6 million.
    The year-over-year change, excluding the effect of the net gain on the spectrum transactions, was primarily driven by approximately $16.2 million of costs associated with the year-over-year increase in customer handset upgrades, approximately $16.4 million of costs associated with the proposed merger transaction with AT&T and lower revenues due to the lower weighted-average number of customers, partially offset by lower operating expenses as well as lower depreciation and amortization expense, lower impairments and other charges.
  CCU for the third quarter of 2013 increased 31 percent over the prior year period to $31.64, reflecting the year-over-year reduction in the weighted-average number of customers, increased product costs, increased upgrade expense driven by consumer demand for higher-end devices, and costs associated with the proposed merger transaction with AT&T, partially offset by reductions in fixed costs.
  CPGA for the third quarter of 2013 increased only 3 percent over the prior year period to $319, despite a 34 percent year-over-year decrease in gross customer additions, reflecting a reduction in device subsidy costs and the Company's continued management of its sales and marketing expenses.
  Net loss attributable to common stockholders for the third quarter of 2013 was $185.4 million, or $(2.37) per diluted share, compared to net income attributable to common stockholders of $25.0 million, or $0.32 per diluted share for the third quarter of 2012.
    As described above, excluding the effect of a net gain of approximately $130 million from spectrum transactions, net loss attributable to common stockholders for the third quarter of 2012 would have been $105 million.
    The increase in net loss attributable to common stockholders, excluding the effect of the net gain on spectrum transactions, was primarily driven by the operating loss described above, as well as an increase in accretion expense related to the redemption value of the minority interest in the Company's joint venture, STX Wireless, LLC.
    In addition, in the third quarter of 2013, the Company recognized tax expense, in contrast to the third quarter of 2012, where the Company recognized a tax benefit related to the net gain on spectrum transactions.

Capital Expenditures and Free Cash Flow

  Capital expenditures during the third quarter of 2013 were $30.1 million, compared to $132.4 million for the prior year period.
  Free cash flow for the third quarter of 2013 was $8.9 million, compared to $(7.7) million for the prior year period.
  Net cash provided by operating activities for the third quarter 2013 was $39.0 million, compared to $124.6 million for the prior year period.
  Total capital expenditures for 2013 are expected to be between $125 million and $150 million.

"As we discussed on our second quarter earnings call, the actions we are taking to protect our customer base and distribution, along with promotional device pricing and expanded data allotments we introduced in our service plans in the third quarter, resulted in increased costs and placed additional pressure on CCU," said R. Perley McBride, Leap's chief financial officer. "As a result, the decline in adjusted OIBDA reflects $16 million of increased upgrade costs associated with third quarter device promotions, $5 million in higher product costs related to roaming and increased Muve Music customers as well as $3 million in increased network costs. Adjusted OIBDA in the third quarter was also impacted by over $16 million of merger-related costs associated with the proposed transaction with AT&T.

"We are committed to the thoughtful management of our balance sheet and cash resources. During the third quarter we generated modest free cash flow of approximately $9 million. We continue to focus on driving free cash flow and plan to make appropriate investments to operate our business while conserving cash. To that end, we are reducing projected 2013 capital expenditures to the range of $125 million to $150 million, principally by managing 3G network capacity investments, exploring cost-effective alternatives to deliver 4G LTE services in lieu of deploying additional facilities-based coverage and exercising increased financial discipline."

Other Significant Business Highlights

  Entered into a merger agreement with AT&T, which the Company's stockholders recently approved at a special meeting of stockholders.
  Introduced two new Samsung Galaxy smartphones, the 4G LTE Admire 2 and the Samsung Galaxy Discover. The Discover offers Cricket customers an exceptional value and delivered nearly 25 percent of the Company's handset sales volume in the third quarter.
  Debuted Muve Music 4.0, the latest version of our popular music service, which features faster performance and a new user interface that allows for easier exploration of music and improved navigation; Muve Music now has more than two million customers, making it the largest on-demand subscription music service in the U.S.
  Introduced a new handset financing program, giving Cricket customers the flexibility to pay for their handsets over time and removing the barrier that high device prices present to many customers in the pre-paid space.
  Launched our Unlimited International Long Distance Plus feature, offering the lowest price for unlimited international calling and texting to mobile phones in Mexico, making it easy for Cricket customers to stay in close contact with friends and family in Mexico.

Merger Agreement with AT&T

On July 12, 2013, the Company entered into a merger agreement with AT&T for AT&T to acquire the Company in a transaction in which the Company's stockholders would receive $15 in cash per share, plus one non-transferable contingent value right per share, on the terms and subject to the conditions thereof. On October 30, 2013, the Company's stockholders approved the merger agreement at a special meeting of stockholders. Consummation of the transaction remains subject to review by the Federal Communications Commission and the Department of Justice. For additional information regarding the transaction, please see the Company's filings with the Securities and Exchange Commission (SEC).

About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data, music and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures
Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the SEC, is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated balance sheets, condensed consolidated statements of comprehensive income or condensed consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, free cash flow, CPGA, ARPU and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included toward the end of this release.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, expected customer activity, future capital expenditures and LTE deployment and expected financial and operational performance, and are generally identified with words such as "believe," "expect," "intend," "plan," "could," "may" and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  our ability to successfully implement product and service plan offerings and execute effectively on our strategic activities;
  our ability to compete effectively against wireless carriers with nationwide networks and significantly greater deployment of 4G Long Term Evolution network technology, or LTE, network technology, and the impact of competitors' initiatives (including new service plans and pricing) and our ability to anticipate and respond to such initiatives;
  our ability to offer customers cost-effective 4G LTE services and to meet increasing customer demand for high-quality, high-speed data services;
  uncertainties with respect to the proposed merger with AT&T, including the possibility that the proposed merger may not close or may be delayed, including due to the failure to timely receive required regulatory approvals or satisfy other closing conditions;
  the effect of the announcement of the proposed merger with AT&T on our customers, employees, suppliers, vendors, distributors, dealers, retailers, content and application providers, operating results and business generally;
  the diversion of management's time and attention while the proposed merger transaction is pending;
  the amount of the costs, fees, expenses and charges related to the merger;
  our ability to operate our business in light of the proposed merger with AT&T and the covenants contained in the Agreement and Plan of Merger, dated as of July 12, 2013, between Leap, AT&T and the other parties thereto;
  changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy and transportation costs and other macro-economic factors that could adversely affect demand for the services we provide;
  our ability to meet significant purchase commitments under agreements we have entered into;
  our ability to refinance our indebtedness under, and comply with the covenants in, any credit agreement, indenture or similar instrument governing our existing indebtedness or any future indebtedness;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand, in particular demand for data services;
  our ability to obtain and maintain 3G and 4G roaming and wholesale services from other carriers at cost-effective rates;
  our ability to acquire or obtain access to additional spectrum in the future at a reasonable cost or on a timely basis;
  our ability to cost-effectively procure handsets compatible with our network technology and frequency channels;
  failure of our network or information technology systems to perform according to expectations and risks associated with the ongoing operation and maintenance of those systems, including our customer billing system;
  our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
  our ability to maintain effective internal control over financial reporting; and
  other factors detailed in the section entitled "Risk Factors" included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 5, 2013 (as amended by Amendment No. 1 filed with the SEC on October 28, 2013) and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. All forward-looking statements speak only as of November 8, 2013, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Muve Music, Muve First, Muve Headliner, MyPerks, Flex Bucket, Real Unlimited Unreal Savings and the Cricket "K" are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Money, Cricket Crosswave, Seek Music, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (1)
(In thousands, except share amounts)

	September 30, 2013	December 31, 2012
Assets	(Unaudited)
Cash and cash equivalents	$563,613	$515,550
Short-term investments	345,594	159,426
Inventories	82,803	121,601
Deferred charges	40,776	60,963
Other current assets	165,197	139,242
Total current assets	1,197,983	996,782
Property and equipment, net	1,381,043	1,762,090
Wireless licenses	2,091,248	1,947,333
Assets held for sale	3,091	136,222
Goodwill	31,886	31,886
Intangible assets, net	16,119	24,663
Other assets	73,873	68,284
Total assets	$4,795,243	$4,967,260
Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$287,833	$396,110
Current maturities of long-term debt	266,454	4,000
Other current liabilities	238,525	216,880
Total current liabilities	792,812	616,990
Long-term debt, net	3,368,157	3,298,463
Deferred tax liabilities	417,268	385,111
Other long-term liabilities	161,567	169,047
Total liabilities	4,739,804	4,469,611
Redeemable non-controlling interests	69,721	64,517
Stockholders' equity:
Preferred stock - authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock - authorized 160,000,000 shares, $.0001 par value; 79,371,522 and 79,194,750 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	8	8
Additional paid-in capital	2,161,510	2,182,503
Accumulated deficit	(2,175,114)	(1,748,694)
Accumulated other comprehensive loss	(686)	(685)
Total stockholders' equity (deficit)	(14,282)	433,132
Total liabilities and stockholders' equity (deficit)	$4,795,243	$4,967,260

LEAP WIRELESS INTERNATIONAL, INC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME(1)
(Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues:
Service revenues	$646,272	$722,022	$2,009,391	$2,247,305
Equipment revenues	47,720	51,950	206,002	139,058
Total revenues	693,992	773,972	2,215,393	2,386,363
Operating expenses:
Cost of service (exclusive of items shown separately below)	252,144	266,401	752,373	784,267
Cost of equipment	197,150	203,846	639,776	623,366
Selling and marketing	69,868	88,111	218,103	260,912
General and administrative	103,014	85,997	268,641	270,588
Depreciation and amortization	148,630	161,821	452,059	462,847
Impairments and other charges	8,608	14,753	13,630	14,753
Total operating expenses	779,414	820,929	2,344,582	2,416,733
Gain on sale, exchange or disposal of assets, net	2,039	128,366	8,897	127,565
Operating income (loss)	(83,383)	81,409	(120,292)	97,195
Equity in net loss of investees, net	(8,005)	(203)	(7,467)	(69)
Interest income	75	62	180	119
Interest expense	(59,219)	(67,308)	(190,795)	(201,333)
Loss on extinguishment of debt	—	—	(72,988)	—
Income (loss) before income taxes	(150,532)	13,960	(391,362)	(104,088)
Income tax benefit (expense)	(9,928)	12,908	(35,058)	(9,365)
Net income (loss)	(160,460)	26,868	(426,420)	(113,453)
Accretion of redeemable non-controlling interests and distributions, net of tax	(24,949)	(1,853)	(33,410)	(1,561)
Net income (loss) attributable to common stockholders	$(185,409)	$25,015	$(459,830)	$(115,014)
Income (loss) per share attributable to common stockholders:
Basic	$(2.37)	$0.32	$(5.90)	$(1.49)
Diluted	$(2.37)	$0.32	$(5.90)	$(1.49)
Shares used in per share calculations:
Basic	78,297	77,402	77,977	77,213
Diluted	78,297	77,524	77,977	77,213
Other comprehensive income (loss):
Net income (loss)	$(160,460)	$26,868	$(426,420)	$(113,453)
Net unrealized holding gains (losses) on investments and other	12	11	(1)	23
Comprehensive income (loss)	$(160,448)	$26,879	$(426,421)	$(113,430)

LEAP WIRELESS INTERNATIONAL, INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(Unaudited and in thousands)

	Nine Months Ended September 30,
	2013	2012
		(As Restated)
Operating activities:
Net cash provided by operating activities	$71,746	$210,512
Investing activities:
Purchases of property and equipment	(96,677)	(428,628)
Change in prepayments for purchases of property and equipment	(5,894)	(6,357)
Purchases of wireless licenses and spectrum clearing costs	(3,274)	(3,625)
Proceeds from sales of wireless licenses and operating assets, net	9,522	154,021
Purchases of investments	(509,215)	(268,854)
Sales and maturities of investments	322,837	497,762
Change in restricted cash	(63)	(760)
Net cash used in investing activities	(282,764)	(56,441)
Financing activities:
Proceeds from issuance of long-term debt	1,414,313	—
Repayment of long-term debt	(1,108,359)	(21,911)
Payment of debt issuance costs	(15,800)	(296)
Proceeds from issuance of common stock	2,436	483
Payments made to joint venture partners	(28,207)	(27,566)
Other	(5,302)	(3,662)
Net cash provided by (used in) financing activities	259,081	(52,952)
Net increase in cash and cash equivalents	48,063	101,119
Cash and cash equivalents at beginning of period	515,550	345,243
Cash and cash equivalents at end of period	$563,613	$446,362

Supplementary disclosure of cash flow information:
Cash paid for interest	$(167,129)	$(151,519)
Cash paid for income taxes	$(4,225)	$(3,943)
Supplementary disclosure of non-cash investing activities:
Acquisition of property and equipment	$15,378	$35,474
Net wireless licenses received in exchange transaction	$6,809	$—

Explanatory Note to Financial Statements

(1)

The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the operating results and financial position of Leap and its wholly-owned subsidiaries and consolidated joint ventures. The Company consolidates STX Wireless, LLC in accordance with the authoritative guidance for consolidations based on the voting interest model. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

The following tables summarize operating data for the Company's consolidated operations for the three and nine months ended September 30, 2013 and 2012 (in thousands, except percentages):

	Three Months Ended September 30,
					Change from Prior Year
	2013	% of 2013 Service Revenues	2012	% of 2012 Service Revenues	Dollars	Percent
	(Unaudited)		(Unaudited)
Revenues:
Service revenues	$646,272		$722,022		$(75,750)	(10.5)%
Equipment revenues	47,720		51,950		(4,230)	(8.1)%
Total revenues	693,992		773,972		(79,980)	(10.3)%
Operating expenses:
Cost of service	252,144	39.0%	266,401	36.9%	(14,257)	(5.4)%
Cost of equipment	197,150	30.5%	203,846	28.2%	(6,696)	(3.3)%
Selling and marketing	69,868	10.8%	88,111	12.2%	(18,243)	(20.7)%
General and administrative	103,014	15.9%	85,997	11.9%	17,017	19.8%
Depreciation and amortization	148,630	23.0%	161,821	22.4%	(13,191)	(8.2)%
Impairments and other charges	8,608	1.3%	14,753	2.0%	(6,145)	(41.7)%
Total operating expenses	779,414	120.6%	820,929	113.7%	(41,515)	(5.1)%
Gain on sale, exchange or disposal of assets, net	2,039	0.3%	128,366	17.8%	(126,327)	(98.4)%
Operating income (loss)	$(83,383)	(12.9)%	$81,409	11.3%	$(164,792)	*

*Percentage change not meaningful.

	Nine Months Ended September 30,
					Change from Prior Year
	2013	% of 2013 Service Revenues	2012	% of 2012 Service Revenues	Dollars	Percent
	(Unaudited)		(Unaudited)
Revenues:
Service revenues	$2,009,391		$2,247,305		$(237,914)	(10.6)%
Equipment revenues	206,002		139,058		66,944	48.1%
Total revenues	2,215,393		2,386,363		(170,970)	(7.2)%
Operating expenses:
Cost of service	752,373	37.4%	784,267	34.9%	(31,894)	(4.1)%
Cost of equipment	639,776	31.8%	623,366	27.7%	16,410	2.6%
Selling and marketing	218,103	10.9%	260,912	11.6%	(42,809)	(16.4)%
General and administrative	268,641	13.4%	270,588	12.0%	(1,947)	(0.7)%
Depreciation and amortization	452,059	22.5%	462,847	20.6%	(10,788)	(2.3)%
Impairments and other charges	13,630	0.7%	14,753	0.7%	(1,123)	(7.6)%
Total operating expenses	2,344,582	116.7%	2,416,733	107.5%	(72,151)	(3.0)%
Gain on sale, exchange or disposal of assets, net	8,897	0.4%	127,565	5.7%	(118,668)	(93.0)%
Operating income (loss)	$(120,292)	(6.0)%	$97,195	4.3%	$(217,487)	*

*Percentage change not meaningful.

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(1)

Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay the first bill they receive following initial activation are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Cricket PAYGo customers generally have 60 days from the date they activated their account, were charged a daily or monthly access fee for service or last "topped-up" their account (whichever is later) to do so again, or they will have their account suspended for a subsequent 60-day period before being disconnected. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(2)

ARPU is service revenues, less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. Our customers are generally disconnected from service after a specified period following their failure to either pay a monthly bill or replenish, or "top-up," their account. Because our calculation of weighted-average number of customers includes customers who are not currently paying for service but who have not yet been disconnected from service because they have not paid their last bill or have not replenished their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total service revenues used in the calculation of ARPU to service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU (unaudited; in thousands, except weighted-average number of customers and ARPU):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Service revenues	$646,272	$722,022	$2,009,391	$2,247,305
Less pass-through regulatory fees and telecommunications taxes	(614)	(1,476)	(2,243)	(8,291)
Total service revenues used in the calculation of ARPU	$645,658	$720,546	$2,007,148	$2,239,014
Weighted-average number of customers	4,734,846	5,727,212	4,993,461	5,914,895
ARPU	$45.45	$41.94	$44.66	$42.06

(3)

CPGA is selling and marketing costs (excluding applicable share-based compensation expense or benefit included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Third-party commissions unrelated to customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay the first bill they receive following initial activation from our gross customer additions in the month in which they are disconnected, which tends to increase CPGA because we incur the costs associated with a new customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Selling and marketing expense	$69,868	$88,111	$218,103	$260,912
Less share-based compensation (expense) benefit included in selling and marketing expense	(270)	300	(592)	(339)
Plus cost of equipment	197,150	203,846	639,776	623,366
Less equipment revenue	(47,720)	(51,950)	(206,002)	(139,058)
Less net loss on equipment transactions and third-party commissions unrelated to customer acquisition	(100,772)	(65,611)	(273,229)	(228,640)
Total costs used in the calculation of CPGA	$118,256	$174,696	$378,056	$516,241
Gross customer additions	370,971	563,459	1,127,918	1,915,726
CPGA	$319	$310	$335	$269

(4)

CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense or benefit included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cost of service	$252,144	$266,401	$752,373	$784,267
Plus general and administrative expense	103,014	85,997	268,641	270,588
Less share-based compensation expense included in cost of service and general and administrative expense	(5,954)	(2,310)	(10,817)	(5,406)
Plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition	100,772	65,611	273,229	228,640
Less pass-through regulatory fees and telecommunications taxes	(614)	(1,476)	(2,243)	(8,291)
Total costs used in the calculation of CCU	$449,362	$414,223	$1,281,183	$1,269,798
Weighted-average number of customers	4,734,846	5,727,212	4,993,461	5,914,895
CCU	$31.64	$24.11	$28.51	$23.85

(5)

Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: (gain)/loss on sale, exchange or disposal of assets, net; impairments and other charges; and share-based compensation expense or benefit. Adjusted OIBDA should not be construed as an alternative to operating income (loss) or net income (loss) as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA, and the associated percentage margin calculations, are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

	•	it does not reflect capital expenditures;

•

although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

	•	it does not reflect costs associated with share-based awards exchanged for employee services;

	•	it does not reflect the interest expense necessary to service interest or principal payments on indebtedness;

	•	it does not reflect expenses incurred for the payment of income taxes and other taxes; and

	•	other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Operating income (loss)	$(83,383)	$81,409	$(120,292)	$97,195
Plus depreciation and amortization	148,630	161,821	452,059	462,847
OIBDA	$65,247	$243,230	$331,767	$560,042
Less gain on sale, exchange or disposal of assets, net	(2,039)	(128,366)	(8,897)	(127,565)
Plus impairments and other charges	8,608	14,753	13,630	14,753
Plus share-based compensation expense	6,224	2,010	11,409	5,745
Adjusted OIBDA	$78,040	$131,627	$347,909	$452,975
Plus merger-related expense	16,360	—	16,360	—
Adjusted OIBDA (excluding merger-related expense)	$94,400	$131,627	$364,269	$452,975

(6)

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property and equipment. Free cash flow should not be considered as an alternative to net cash flow provided by operating activities as determined in accordance with GAAP or as a measure of liquidity.

Management believes that free cash flow provides useful information about the amount of cash available to us to fund ongoing operations and working capital needs, service our debt, satisfy our tax obligations, strengthen our balance sheet and make investments in our business. Management also believes that the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate cash generated from our underlying operations in a manner similar to that used by management. In addition, free cash flow is a primary measure used externally by investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to that of other companies in our industry.

Free cash flow has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Free cash flow, as we calculate it, may not be comparable to similarly titled measures used by other companies. In addition, free cash flow (as a measure of liquidity) has certain limitations and does not represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.

The following table reconciles free cash flow to net cash provided by operating activities, which we consider to be the most directly comparable GAAP financial measure to free cash flow (unaudited; in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
		(As Restated)		(As Restated)
Net cash provided by operating activities	$39,047	$124,634	$71,746	$210,512
Less purchases of property and equipment	(30,145)	(132,374)	(96,677)	(428,628)
Free cash flow	$8,902	$(7,740)	$(24,931)	$(218,116)
Plus early debt prepayment premium	—	—	42,625	—
Free cash flow (excluding early debt prepayment premium)	$8,902	$(7,740)	$17,694	$(218,116)

CONTACT: Wendy Kelley, Investor Relations, 858-882-9876, IR@leapwireless.com, or Jennifer Wilbur, Media Relations, 858-882-9238, PR@cricketcommunications.com